                                  EXHIBIT 99
                      RATIOS OF EARNINGS TO FIXED CHARGES

                             WHIRLPOOL CORPORATION

                             (dollars in millions)

                                           Nine Months Ended
                                           September 30, 2000
                                           ------------------
Pretax earnings                                 $  483.6

Portion of rents representative
  of the interest factor                             13.1

Interest on indebtedness                            132.2

Amortization of debt expense
  and premium                                          .4

WFC preferred stock dividend                          2.9
                                                ---------
       Adjusted income                          $   632.2
                                                =========

Fixed charges

   Portion of rents representative
     of the interest factor                     $    13.1

   Interest on indebtedness                         132.2

   Amortization of debt expense
     and premium                                      0.4

   WFC preferred stock dividend                       2.9
                                                ---------
                                                $   148.6
                                                =========

Ratio of earnings to fixed charges
  at September 30, 2000                              4.25
                                                =========

Ratio of earnings to fixed charges
  at September 30, 1999                              3.31
                                                =========